Exhibit 21.1

SUBSIDIARIES OF FUSION-IO, INC.

Fusion-io Au PTY LTD (Australia)

Fusion Multisystems Ltd (Canada)

Fusion-io SAS (France)

Fusion-io GmbH (Germany)

Fusion-io Limited (Hong Kong)

Fusion-io S.r.l (Italy)

Fusion-io KK (Japan)

Fusion-io Singapore Private Ltd (Singapore)

Fusion-io Ltd (United Kingdom)

IO Turbine, LLC